UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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THE TIMKEN COMPANY

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THE TIMKEN COMPANY

SUPPLEMENT TO THE NOTICE OF THE 2025 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

DATED MARCH 31, 2025

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2025

On March 17, 2025, The Timken Company (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) relating to its Annual Meeting of Shareholders to be held on May 2, 2025 (the “2025 Annual Meeting”). This supplement (the “Supplement”) should be read in conjunction with the Proxy Statement.

On March 31, 2025, the Company issued a press release announcing that the Company and Tarak B. Mehta, the President and Chief Executive Officer of the Company, had mutually agreed that Mr. Mehta would depart from the Company, including resigning as a member of the Company’s Board of Directors (the “Board”), effective immediately. The press release also announced that the Board had appointed Richard G. Kyle as the interim President and Chief Executive Officer of the Company, effective immediately.

The text of the press release is included below.

The Timken Company Announces

CEO Transition

Tarak B. Mehta departing as CEO and director, effective immediately

Richard G. Kyle appointed interim president and CEO

Comprehensive CEO search process underway

NORTH CANTON, Ohio, March 31, 2025 — The Timken Company (NYSE: TKR; www.timken.com) Board of Directors today announced that, effective immediately, Tarak B. Mehta is departing as CEO and director based on mutual agreement due to personal reasons.

Richard G. Kyle will return as interim president and CEO. Kyle is a member of the Timken Board of Directors and served as the company’s CEO from 2014 to 2024.

“The Board wishes Tarak well in his future endeavors,” said Timken Chairman, John M. Timken, Jr. “As interim CEO, Rich will ensure a seamless leadership transition and will focus on supporting the Timken team as we advance our successful industrial diversification strategy. Timken stands stronger today than any time in our 125-year history, with a talented leadership team and resilient business model. We are confident in the company’s future and our ability to drive profitable growth.”

The Timken Board of Directors has launched a comprehensive CEO search process, retaining search firm Crist Kolder Associates. Work is underway to identify the most qualified internal or external candidate to serve as the company’s next CEO.

Kyle is a member of the Timken Board of Directors and served as CEO for a decade before stepping down from that role in 2024. During his tenure as CEO, Kyle transformed Timken into a global diversified industrial leader while achieving record levels of financial performance. His disciplined approach to capital allocation, operational rigor and focus on profitable growth enabled the company to build scale, enter new product lines, expand globally and diversify its end markets to drive shareholder value.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global technology leader in engineered bearings and industrial motion, designs a growing portfolio of next-generation products for diverse industries. For more than 125 years, Timken has used its specialized expertise to innovate and create customer-centric solutions that increase reliability and efficiency. Timken posted $4.6 billion in sales in 2024 and employs approximately 19,000 people globally, operating from 45 countries.

* * * * * *

On March 31, 2025, the Company filed a Current Report on Form 8-K in connection with Mr. Mehta’s departure from the Company and the appointment of Mr. Kyle as interim President and Chief Executive Officer. The disclosure provided under Item 5.02 of the Current Report on Form 8-K is included below.

On March 31, 2025, the Company announced that the Company and Tarak B. Mehta, the President and Chief Executive Officer of the Company, had mutually agreed that Mr. Mehta would depart from the Company, including resigning as a member of the Board, effective immediately.

The Company also announced that the Board had appointed Richard G. Kyle as the interim President and Chief Executive Officer of the Company, effective immediately. Mr. Kyle, age 59, currently serves as a member of the Board and previously acted as Advisor to the CEO of the Company from September 2024 until his retirement in February 2025 after having previously served as President and Chief Executive Officer of the Company from 2014 to 2024. Mr. Kyle joined the Company in 2006 and served in multiple leadership roles of increasing responsibility during his initial tenure with the Company.

Mr. Kyle will be entitled to receive the following compensation in connection with his service as interim President and Chief Executive Officer of the Company: annual base salary of $1.2 million; a deferred share award with an aggregate grant date value of $9.0 million; and two performance-based restricted stock unit awards (“PRSUs”) with a combined aggregate grant date value of $3.3 million. To vest in the deferred shares and PRSUs, Mr. Kyle will generally be required to remain employed with the Company until the earlier of February 15, 2026 or two months after the date of hire of his successor to assist with the transition. In addition, vesting of the PRSUs will be subject to achievement of specified performance objectives. Mr. Kyle also will be eligible to participate in the Company’s other standard benefits and perquisites for its executive officers, other than short-term and long-term incentive plans, any severance benefit arrangement or deferred compensation plan.

In connection with his departure from the Company, Mr. Mehta has entered into a settlement agreement with the Company (the “Settlement Agreement”) that will include a general release of claims in favor of the Company and its affiliates. The departure was not due to any misconduct. Mr. Mehta will be entitled to receive a cash payment of $9.25 million pursuant to the terms of the Settlement Agreement.

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Withdrawal of Nominee for Election as Director

In light of Mr. Mehta’s departure from the Company as President and Chief Executive Officer and as a director, the Board decreased the number of Directors on the Board to 12. Therefore, the nomination of Mr. Mehta for election as a director is withdrawn, and no other nominee for election at the 2025 Annual Meeting will be named in place of Mr. Mehta.

Voting Matters

If you have already returned your proxy voting form or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxy voting forms already returned by shareholders will remain valid and will be voted at the 2025 Annual Meeting unless revoked.

Shares represented by proxy voting forms returned before the 2025 Annual Meeting will be voted for the directors nominated by the Board as instructed on the form, except that votes will not be cast for Mr. Mehta because he has resigned from the Board and is no longer standing for re-election. If you have not yet returned your proxy voting form or submitted your voting instructions, please complete the form or submit instructions, disregarding Mr. Mehta’s name as a nominee for election as Director.

None of the other agenda items presented in the Notice and Proxy Statement are affected by this Supplement, and shares represented by proxy voting forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.